Exhibit 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2014:

Subsidiary	Country of Incorporation
Fibesa S.A.	Argentina
Emprendimiento Recoleta S.A.	Argentina
Shopping Neuquén S.A.	Argentina
Panamerican Mall S.A.	Argentina
Arcos del Gourmet S.A.	Argentina
Conil S.A.	Argentina
Torodur S.A.	Uruguay